                                                         EXHIBIT 4.3
                           U.S. HOME CORPORATION



                              Stock Bonus Plan
                  Pursuant to the 1993-94 Division Presidents
                    and Presidents of Operations Incentive
                            Compensation Programs



1.   Purpose.

The purpose of the U.S. Home Corporation Stock Bonus Plan pursuant to the 1993-94 Division Presidents and Presidents of Operations Incentive Compensation Programs (the "Plan") is to increase the ownership stake of division presidents and presidents of operations of U.S. Home Corporation and its subsidiaries or divisions (the "Company") by paying a percentage of such employees' incentive compensation for the incentive year March 1, 1993 to February 28, 1994 (the "Incentive Year") in shares of Stock (as defined herein) in lieu of cash as provided in the Division Presidents Incentive Compensation Program and the Presidents of Operations Incentive Compensation Program adopted for the Incentive Year (collectively, the "Programs").

2.   Administration.

(a) The board of directors of the Company (the "Board") will (i) administer the Plan, (ii) establish, subject to the provisions of the Plan, such rules and regulations as it may deem appropriate for the proper administration of the Plan and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the Plan or the Stock issued thereunder as it may deem necessary or advisable.

(b) The Board may from time to time appoint a Committee (the "Committee"), which shall initially be the Compensation and Stock Option Committee of the Board, and may delegate to the Committee full power and authority to take any and all action required or permitted to be taken by the Board under the Plan, whether or not the power and the authority of the Committee is hereinafter fully set forth. The members of the Committee may be appointed from time to time by the Board and serve at the pleasure of the Board. The Board or the Committee, as applicable, will hereinafter be referred to as the "Administrator."

3.   Stock.

The stock (the "Stock") which is the subject of the Plan will be the shares of common stock of the Company, $.01 par value per share, whether authorized and unissued or treasury stock. The total number of shares of Stock which may be issued under the Plan will not exceed, in the aggregate, 30,000.

4.   Award of Stock.

(a) All division presidents and presidents of operations of the Company (each an "Employee" and collectively, "Employees"), are eligible to receive Stock in accordance with the terms of the Programs and their respective compensation arrangements.

(b) One-third of the incentive compensation earned by an Employee for the Incentive Year pursuant to either of the Programs shall be payable in shares of Stock under the Plan.

(c) All Stock awarded to Employees hereunder shall be delivered to such Employees within 30 days after the determination of the price of the Stock pursuant to Section 5 hereof.

5.   Price and Valuation.

(a) The Stock will be issued to Employees in consideration of services rendered to the Company by such Employees as reflected in the Programs.

(b) For purposes of determining the number of shares of Stock to be issued to an Employee hereunder in lieu of cash compensation, the Administrator shall divide the amount of cash that would otherwise be distributed to such Employee by the average closing price of the Stock on the New York Stock Exchange (the "NYSE") for the 30 consecutive trading days ending March 31, 1994.

(c) The closing price of the Stock, as of any particular day, will be as reported in The Wall Street Journal; provided, however, that if the Stock is not listed on the NYSE on any applicable day, the closing price for such day will be not less than the fair market value of the Stock on such day, as determined by the Administrator based on such empirical evidence as it deems to be necessary under the circumstances.

6.   Term and Effective Date.

The Plan will become effective upon approval by the Board and shall terminate immediately upon distribution of all of the Stock pursuant to the Programs.

7.   Transferability.

An Employee who acquires Stock hereunder will only transfer such Stock in compliance with applicable federal and state securities laws. Employees who are affiliates of the Company may generally dispose of their shares in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended.

8.   Rights as a Stockholder.

Any Employee entitled to receive Stock hereunder will have no rights as a stockholder with respect to any share of Stock until such Employee has become the holder of record of such share of Stock and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such Stock for which the record date is prior to the date on which such Employee will become the holder of record thereof.

9.   Investment Purpose.

At the time of issuance of any Stock, the Company may, if it will deem it necessary or desirable for any reason, require an Employee to represent in writing to the Company that (a) it is such Employee's then intention to acquire the Stock for investment purposes and not with a view to the distribution thereof and/or (b) upon acquisition of the Stock, the Employee will not beneficially own in excess of 4.9 percent of the value of the equity securities (as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended) (the "Exchange Act") of the Company; provided that for purposes of this Section 9(b), all outstanding options and convertible securities to acquire Stock shall be deemed to be exercised or converted; provided, further, that this Section 9(b) shall be inoperative after June 21, 1995.

10.   Right to Terminate Employment.

Nothing contained herein will restrict the right of the Company to terminate the employment of any Employee at any time.

11.   Finality of Determinations.

Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Administrator will be final and be binding and conclusive for all purposes.

12.   Subsidiary and Parent Corporations.

Unless the context requires otherwise, references under the Plan to the Company will be deemed to include any subsidiary corporations and parent corporations of the Company, as those terms are defined in
Section 425 of the Internal Revenue Code of 1986, as amended.

13.   Governing Law.

The Plan will be governed by the laws of the State of Delaware.

14.   Amendment and Termination.

The Administrator may at any time terminate, amend or modify the Plan in any respect it deems suitable.

15.   Override.

(a) With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

(b) All transactions pursuant to terms of the Plan, including, without limitation, awards and vesting of Stock, shall only be effective at such time as counsel to the Company shall have determined that such transaction will not violate federal or state securities or other laws. The Administrator may, in its sole discretion, defer the effectiveness of such transaction to pursue whatever actions may be required to ensure compliance with such federal or state securities or other laws.